UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Amendment No. 1)


                    Under the Securities Exchange Act of 1934

                          FIRST SIERRA FINANCIAL, INC.
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                   335944 10 4
                                 (CUSIP Number)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]    Rule 13d-1 (b)
         [   ]    Rule 13d-1 (c)
         [ X ]    Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be `filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 (`Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.       NAME OF REPORTING PERSON
         THOMAS J. DEPPING

         S.S. OR I.R.S. IDENTIFICATION NO.OF ABOVE PERSON
         ###-##-####
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)       [  ]
                                                                 (b)       [  ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------

              NUMBER OF                 5.       SOLE VOTING POWER

                SHARES                           1,623,400
                                                 ---------
             BENEFICIALLY               6.       SHARED VOTING POWER

               OWNED BY                          NONE

                 EACH                   7.       SOLE DISPOSITIVE POWER

              REPORTING                          1,623,400
                                                 ---------
                PERSON                  8.       SHARED DISPOSITIVE POWER

                 WITH                            NONE

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,623,400
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
         EXCLUDES CERTAIN SHARES*                                          [  ]
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         11.41%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
Item 1(a)                  Name of Issuer:

                           FIRST SIERRA FINANCIAL, INC.
--------------------------------------------------------------------------------

Item 1(b)                  Address of Issuer's Principal Executive Offices:

                           600 TRAVIS STREET, SUITE 7050
                           HOUSTON, TEXAS 77002
--------------------------------------------------------------------------------

Item 2(a)                  Name of Person Filing:

                           THOMAS J. DEPPING
--------------------------------------------------------------------------------

Item 2(b)                  Address of Principal  Business Office:

                           600 TRAVIS STREET, SUITE 7050
                           HOUSTON, TEXAS  77002
--------------------------------------------------------------------------------

Item 2 (c)                 Citizenship:

                           U.S.A.
--------------------------------------------------------------------------------

Item 2(d)                  Title of Class of Securities:

                           COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------

Item 2 (e)                 CUSIP Number:

                           335944 10 4
--------------------------------------------------------------------------------

Item 3                     If  this   statement  is   filed  pursuant  to  Rules
                           13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                           (a) [ ] Broker or Dealer  registered under Section 15
                               of the Act.

                           (b) [ ] Bank as  defined  in  Section  3(a)(6) of the
                               Act.

                           (c) [ ]  Insurance  Company  as  defined  in  Section
                               3(a)(19) of the Act.

                           (d) [ ] Investment Company registered  under  Section
                               8 of the Investment Company Act.

                           (e) [ ] An investment adviser in accordance with Rule
                               13d-1(b)(1)(ii)(D);

                           (f) [ ]  An employee  benefit plan endowment  fund in
                               accordance  with Rule 13d-1(b)(1)(ii)(F);

                           (g) [ ] A  parent  holding company or control  person
                               in  accordance  with  Rule 13d-1(b)(ii)(G);

                           (h) [ ] A  savings  association as defined in Section
                               3(b) of the Federal Deposit Insurance Act;

                           (i) [ ] A  church  plan  that is  excluded  from  the
                               definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                           (j) [ ]   Group,    in    accordance      with   Rule
                               13d-1(b)()(ii)(J).

                           If  this   statement   is  filed   pursuant  to  Rule
                               13d-1(c), check this box. [ ]

--------------------------------------------------------------------------------

Item 4(a)                   Amounts Beneficially Owned:

                            1,623,400

--------------------------------------------------------------------------------

Item 4(b)                  Percent of Class:

                           11.41%
--------------------------------------------------------------------------------

Item 4(c) Number of shares as to which such person has:

                           (i)  sole  power to vote or to direct the vote:

                                        1,623,400

                           (ii) shared power to vote or to direct the vote:

                                        None

                           (iii) sole power to dispose or to direct the disposition of:

                                        1,623,400

                           (iv) shared power to dispose or to direct the disposition of:

                                        None


Item 5                      Ownership of Five Percent or Less of a Class:

                            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6                      Ownership of More than Five Percent on Behalf of
                            Another Person:

                            Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                            Not applicable

Item 8                      Identification and Classification of Members of the
                            Group:

                            Not applicable

Item 9                      Notice of Dissolution of Group:

                            Not applicable

Item 10                     Certification:

                            Not applicable



          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated: February 10, 1999



                                                      /s/  Thomas J. Depping
                                                      ----------------------
                                                      Thomas J. Depping


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 10010)